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                                                                 Exhibit 1.A.5.m

                     PROVIDENT MUTUAL LIFE INSURANCE COMPANY

                                      RIDER

                          LONG TERM CARE WAIVER BENEFIT



INSURED

POLICY NUMBER                                  RIDER ISSUE DATE


This Rider is attached to and is a part of this Policy.


BENEFITS

WAIVER OF PREMIUM BENEFIT. Upon receipt of due proof that:

     (a)  the Insured is eligible, as defined herein; and

     (b)  such eligibility begins while this Rider is in effect; and

     (c)  the Elimination Period, as defined herein, has been satisfied,

we will apply a premium payment to the Policy on each Policy Processing Day prior to the Minimum Premium End Date, shown on the Policy Schedule, while the Insured is eligible, subject to provisions of this Policy. For each Policy Processing Day that occurs while the Insured is eligible, but before we approve a claim, we will apply a premium payment to the Policy on the date we approve the claim. Each premium payment will equal the Minimum Annual Premium divided by twelve (12).

WAIVER OF MONTHLY DEDUCTIONS BENEFIT.  Upon receipt of due proof that:

     (a)  the Insured is eligible, as defined herein; and

     (b)  such eligibility begins while this Rider is in effect; and

     (c)  the Elimination Period, as defined herein, has been satisfied,

we will waive monthly deductions falling due after the Minimum Premium End Date, on each Policy Processing Day, while the Insured is eligible, subject to the provisions of this Policy.

RESIDUAL DEATH BENEFIT. In addition to the Death Benefit provided under the Policy and any attached riders, we will pay:

     o the Residual Death Benefit less the Acceleration Death Benefit on the life of the Insured on the date of death; less

     o    any loan and accrued loan interest on this Policy; and less

     o any overdue monthly deductions if the death of the Insured occurs during the Grace Period;

to the Beneficiary when we receive proof that the Insured died while this Rider was in force.

The Residual Death Benefit is shown in the Policy Schedule.

The Residual Death Benefit under this Rider will not be available if one of the Death Benefit Exclusions under this Policy or any attached Rider is applicable.

NONDUPLICATION OF PAYMENTS. Payment of the Death Benefit provided under the Policy and any attached riders on the life of the Insured and the Residual Death Benefit, if applicable, will fully discharge and release us from all liability to you, and any alternative payee, any assignee, and any beneficiary under the Policy to the extent of any payment made in good faith under the Policy to which this Rider is attached.

ELIGIBILITY FOR WAIVER BENEFIT. Waiver of Premium and waiver of Monthly Deductions under this Rider will only be available if the Elimination Period has been satisfied and the eligibility requirements for benefits under the Long Term Care Acceleration Benefit Rider have been met.

ELIMINATION PERIOD. The Elimination Period is the ninety (90) consecutive day period following the date the Care Coordinator has determined that the Insured first became Chronically Ill and began receiving Qualified Long Term Care Services.

Satisfaction of a new Elimination Period will be required as defined under the Long Term Care Acceleration Benefit Rider

DEFINITIONS

ACCELERATION DEATH BENEFIT. The Acceleration Death Benefit is the sum of the Death Benefit provided under the Policy plus the Death Benefit provided under the Additional Insurance Benefit Rider, if attached to the Policy.



Form R1101                                                          Page - 1 -
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CARE COORDINATOR. The Care Coordinator is a Licensed Health Care Practitioner
designated by us to:

1.   assess the Insured's need for Qualified Long Term Care Services; and

2.   certify that the Insured is Chronically Ill.

LICENSED HEALTH CARE PRACTITIONER. A Licensed Health Care Practitioner is a medical doctor or doctor of osteopathy within the definition of Section 1861(r)(1) of the Social Security Act, a registered professional nurse, or a licensed social worker.

COST OF RIDER.. The cost of this Rider is determined on each Policy Processing Day by multiplying the Rate Factor, from the Schedule Page, for the Insured's Attained Age by the net amount at risk divided by 1,000.


TERMINATION. This Rider will automatically terminate:

1. on the date of surrender or other termination of this Policy other than as a result of the complete payment of the death benefit through acceleration payments under the Long Term Care Acceleration Benefit Rider; or

2. on the date of surrender or other termination of the Long Term Care Acceleration Benefit Rider, other than as a result of the complete payment of the death benefit through acceleration payments under such rider; or

3.   on the Policy Anniversary when the Insured's Attained Age is 100.

No monthly deduction for the cost of this Rider will be made after termination.

INCONTESTABILITY. The Company will not contest this Rider after it has been in force during the Insured's lifetime without the occurrence of eligibility for benefits under this Rider for two (2) years from the Rider Issue Date.

EFFECTIVE DATE. The Effective Date of this Rider is the Rider Issue Date shown above.




Signed for the Company on the Rider Issue Date.


                                                       [Graphic]
                                                       President


Form R1101                                                          Page - 2 -